Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-102385 and No. 333-100656 on Forms S-8 and Registration Statement No. 333-114749 on Form S-3 of Dick’s Sporting Goods, Inc. and subsidiaries, our report dated March 10, 2004 (March 28, 2005 as to the effects of the restatement described in Note 2), relating to the consolidated financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries the fiscal year ended January 31, 2004.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 31, 2005